Exhibit 35.1

Bridgecrest Acceptance Corporation

OFFICER’S CERTIFICATE

The undersigned hereby certifies that he is a duly authorized officer of Bridgecrest Acceptance Corporation (the “Servicer”), and that as such he is authorized to execute and deliver this certificate in the name and on behalf of Bridgecrest Acceptance Corporation, and certifies that:

1.	I have reviewed the activities of the Servicer during the period October 25, 2023 through December 31, 2023 and of its performance under the Sale and Servicing Agreement; and

2.

to the best of my knowledge, based on such review and other than described herein, the Servicer has substantially fulfilled all its obligations under the Sale and Servicing Agreement for the above referenced period.

This certificate is delivered in accordance with Section 3.9 (a) of the Bridgecrest Lending Auto Securitization Trust 2023-1 Sale and Servicing Agreement dated as of October 25, 2023, among Bridgecrest Lending Auto Securitization Trust 2023-1, Bridgecrest Lending Auto Securitization Grantor Trust 2023-1, and Computershare Trust Company, National Association. This certificate is dated as of December 31, 2023.

By:	/s/ Daniel Gaudreau
Daniel Gaudreau
Chief Financial Officer